WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact: Heather Zydek
Community Relations Coordinator
414.459.4183
heatherzydek@wsbonline.com
FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Wauwatosa, Wis. — 2/7/2014 —Waterstone Financial, Inc. (NasdaqGS:  WSBF) and its wholly owned subsidiary WaterStone Bank SSB ("Waterstone") announced today that Allan Hosack has been appointed Senior Vice President and Chief Financial Officer effective February 10, 2014.

Hosack joins Waterstone after working for ten years at Marshall & Ilsley/BMO Harris, where he was most recently the CFO of their Wealth Management and Global Asset Management divisions, including responsibility for the financial management of the US BMO fund complex, institutional trust services, asset management, private banking, financial advisors and capital markets.

"Allan brings to Waterstone a vast amount of knowledge in strategic financial analysis and risk management," said Doug Gordon, President and Chief Executive Officer of WaterStone Bank.  "He will be an integral part of managing Waterstone's future growth and security."

Hosack has a degree in Finance and Investment Banking from the University of Wisconsin – Madison as well as a Juris Doctorate from the Chicago-Kent School of Law.  Hosack previously served as Director of Planning/Restructuring at Marshall & Ilsley Corporation and Union Planters Bank.  He started his career with the accounting firms KPMG and Ernst & Young.

ABOUT WATERSTONE BANK

WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Franklin/Hales Corners, Germantown/Menomonee Falls, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, West Allis, Wisconsin and a commercial lending branch in Maple Grove, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in twelve states.

For more information about the Bank, go to wsbonline.com.